      As filed with the Securities and Exchange Commission on March __, 2000

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

    [ ] Preliminary Proxy Statement  [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12

                            SILVERLEAF RESORTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

    [ ] Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

--------------------------------------------------------------------------------

                                      LOGO

                            SILVERLEAF RESORTS, INC.
                              1221 RIVER BEND DRIVE
                                    SUITE 120
                               DALLAS, TEXAS 75247

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     The 2000 Annual Meeting of Shareholders of Silverleaf Resorts, Inc. (the "Company") will be held in the Oak Lawn Room at The Melrose Hotel at 3015 Oak Lawn Avenue, Dallas, Texas 75219 on Tuesday, May 9, 2000, at 9:00 a.m. to:

     1. elect two Class III Directors of the Company to serve until the Annual Meeting of Shareholders in 2003 and until their successors are elected and qualified;

     2. ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 2000; and

     3. transact such other business as may properly be brought before the 2000 Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has nominated two individuals for election to serve as the Class III Directors. The Board of Directors recommends that you vote FOR these nominees and FOR ratification of the appointment of the independent public accountants.

     Only shareholders of record at the close of business on March 13, 2000 are entitled to notice of and to vote at the 2000 Annual Meeting or any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the 2000 Annual Meeting will be maintained in the Company's offices at 1221 River Bend Drive, Suite 120, Dallas, Texas for ten days prior to the meeting.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2000 ANNUAL MEETING. YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE THE PROXY AND VOTE THE SHARES.

                               By Order of the Board of Directors,




                               SANDRA G. CEARLEY
                               Secretary



Dallas, Texas
March 31, 2000

                            SILVERLEAF RESORTS, INC.

                                 PROXY STATEMENT
                       2000 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Silverleaf Resorts, Inc. ("Silverleaf" or the "Company") for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., on Tuesday, May 9, 2000, in the Oak Lawn Room at The Melrose Hotel at 3015 Oak Lawn Avenue, Dallas, Texas 75219 or at any adjournment or postponement thereof, (the "2000 Annual Meeting").

     The Company's principal executive offices are located at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. A copy of the Company's 1999 Annual Report to Shareholders and this Proxy Statement and accompanying proxy card will be first mailed to shareholders on or about March 31, 2000.

VOTING PROCEDURES

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

     Concerning the election of the Class III directors, you may: (a) vote for each of the director nominees; or (b) withhold authority to vote for either or both nominees according to the way you mark your proxy card. Concerning the ratification of Deloitte & Touche LLP as the Company's independent public accountants, by checking the appropriate box you may: (a) vote "For" the item;
(b) vote "Against" the item; or (c) "Abstain" from voting on the item. With respect to the election of directors, cumulative voting is not permitted.

     Shareholders may vote by either completing and returning the enclosed proxy card prior to the 2000 Annual Meeting, voting in person at the 2000 Annual Meeting or submitting a signed proxy card at the 2000 Annual Meeting.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     You may revoke your proxy at any time before it is actually voted at the 2000 Annual Meeting by delivering written notice of revocation to the Secretary of the Company at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247; by submitting a later dated proxy; or by attending the 2000 Annual Meeting and voting in person. Attendance at the 2000 Annual Meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the 2000 Annual Meeting by executing a form of proxy designating such person to act on your behalf.

     Each unrevoked proxy card properly signed and received prior to the close of the 2000 Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR items 1 and 2 on the proxy card and will be voted in the discretion of the persons named as proxies on any other business that may properly come before the 2000 Annual Meeting.

     If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes, but will not be counted as a vote "For" or "Against" any proposal. Therefore, if a quorum is present, an abstention or a broker non-vote will have no effect on the outcome of the voting.

     The presence at the 2000 Annual Meeting, in person or by proxy, of a majority of the shares of the Company's Common Stock ("Common Stock") issued and outstanding on March 13, 2000, will constitute a quorum.

     Votes cast at the 2000 Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the 2000 Annual Meeting.

     The expense, if any, of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses incurred in doing so.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

     Shareholders of record at the close of business on March 13, 2000 are entitled to vote at the 2000 Annual Meeting. At that date, 12,889,417 shares of Common Stock were outstanding. A majority of the votes cast at a meeting of Shareholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any matter which may properly come before the 2000 Annual Meeting. Each share of Common Stock is entitled to one vote.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     Set forth in the following table is the beneficial ownership of the Company's Common Stock as of March 13, 2000 by (i) those persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares, (ii) each current director and the five executive officers of the Company named under the table titled "Executive Compensation" and (iii) all directors and executive officers as a group.


                                                                      SHARES     PERCENT
                                                                   BENEFICIALLY    OF
       NAME OF BENEFICIAL OWNER(a)                POSITION            OWNED      CLASS(b)
  ------------------------------------    ----------------------- -------------  --------
  Robert E. Mead(c)...................    Chairman of the Board     7,250,100    56.23%
                                          and Chief Executive
                                          Officer
  Sharon K. Brayfield(c)(d)...........    President and Director      117,667      *
  David T. O'Connor(c)(e).............    Executive Vice              125,000      *
                                          President -- Sales
  James J. Oestreich(c)(f)............    Vice President--Marketing    56,250      *
  Allen L. Hudson(c)(g)...............    Vice President--             11,250      *
                                          Architecture and
                                          Engineering Services
  Stuart Marshall Bloch(h)(i).........    Director                     60,000      *
  James B. Francis, Jr.(i)(j).........    Director                     42,000      *
  Michael A. Jenkins(i)(k)............    Director                     41,000      *
  All Directors and Executive Officers
  as a Group (17 persons).....................................      7,845,627    58.67%
  Dimensional Fund Advisors(l)................................        944,900     7.33%

----------

 *   Less than 1%.

(a) Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

(b) Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, each person is deemed to beneficially own the shares subject to options exercisable within sixty days, but shares subject to options owned by others (even if exercisable within sixty days) are not deemed to be outstanding shares. In calculating the percentage ownership of the directors and officers as a group, the shares subject to options exercisable by directors and officers within sixty days are included within the number of shares beneficially owned.

(c) The address of such person is 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

(d) Includes options to purchase 31,150 shares of stock which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(e) Includes options to purchase 125,000 shares of stock which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(f) Includes options to purchase 56,250 shares which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(g) Includes options to purchase 11,250 shares which options are exercisable within sixty days from the date hereof.

(h)  The address of such person is 1300 N Street N.W., Washington, D.C. 20005.

(i) Includes options to purchase 40,000 shares which options are currently exercisable or which will become exercisable within sixty days from the date hereof. Messrs. Bloch, Francis and Jenkins were each granted options to purchase 40,000 shares of Common Stock as directors' fees upon becoming a member of the Board of Directors in 1997. Such options vest over a term of three years, with the vesting of the final one-third (13,333 shares each) to occur in May 2000. In December 1999, each director was granted additional options to purchase 20,000 shares. Because the options granted in 1999 will not commence vesting until November 2000, the shares are not included in the total number of shares deemed to be beneficially owned by each director.

(j) The address of such person is 2911 Turtle Creek Boulevard, Suite 925, Dallas, Texas 75219.

(k) The address of such person is 2151 Fort Worth Avenue, Dallas, Texas 75211-1812.

(l) Dimensional Fund Advisors, Inc. ("Dimensional") furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the "Funds"). The shares described are owned by the Funds. In its role as investment adviser or manager to the Funds, Dimensional possesses voting and/or investment power over the shares described, but disclaims beneficial ownership of such securities. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. This information is based upon information provided by Dimensional on Schedule 13G dated February 4, 2000.


COMPLIANCE WITH SECTION 16(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities ("Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Insiders are required by the Commission's regulations to furnish to the Company copies of all Section 16(a) reports filed by such persons.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from the Insiders, all Insiders complied with all applicable Section 16(a) filing requirements.

                                   PROPOSAL 1

                         ELECTION OF CLASS III DIRECTORS

GENERAL INFORMATION -- ELECTION OF DIRECTORS

     Pursuant to the Company's Articles of Incorporation, as amended (the "Articles"), the Bylaws, as amended (the "Bylaws"), and resolutions adopted by the Company's Board of Directors, the Company currently has five directors. The Company's Articles provide for its Board of Directors to be divided into three classes and one class of directors will be elected each year for a three-year term. Mr. Bloch has been classified as a Class I Director of the Company and was re-elected at the 1998 Annual Meeting to serve until the annual meeting of shareholders in 2001. Ms. Brayfield and Mr. Jenkins have been classified as Class II Directors of the Company and were re-elected at the 1999 Annual Meeting to serve until the annual meeting of shareholders in 2002. Messrs. Mead and Francis have been classified as Class III Directors and their initial terms will expire at the 2000 Annual Meeting. Directors elected at each annual meeting will serve until his or her respective successor shall have been elected or appointed.

     Messrs. Mead and Francis have been nominated by the Board of Directors for election to serve as the Class III Directors. Mr. Mead has served as a Director since the Company's inception in 1989 and as Chief Executive Officer of the Company since 1990. Mr. Francis has served as a director of the Company since July 1997. For a description of the background and qualifications of Messrs. Mead and Francis see "Directors and Executive Officers."

     In the absence of instructions to the contrary, votes will be cast FOR the election of Messrs. Mead and Francis as Class III Directors pursuant to the proxies solicited hereby. In the event either is unable or declines to serve as a Class III Director at the time of the 2000 Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that either Mr. Mead or Mr. Francis will be unable or will decline to serve if elected. Each nominee has informed the Company that he will serve if elected.

DIRECTOR COMPENSATION

     In June 1997, the Company granted to each Independent Director (Messrs. Bloch, Francis, and Jenkins), as directors' fees, options to purchase 40,000 shares of Common Stock at $16.00 per share. Such options vest in three equal portions over a term of three years, with the first vesting date occurring in May 1998, the second in May 1999, and the third in May 2000. The options expire in June 2007. During 1999, each Independent Director was granted additional options to purchase 20,000 shares at $7.3125 per share. Such options vest in three equal portions over a term of three years, commencing in November 2000. In addition to such option grants, in May 1999, the Board of Directors approved a proposal whereby each of the Independent Directors is to receive an annual fee of $15,000, payable quarterly, plus $2,000 for each meeting of the Board of Directors attended either in person or telephonically. Each of the Independent Directors who serves on one or more committees of the Board of Directors receives an additional annual fee of $5,000, also payable quarterly, for serving on one committee of the Board of Directors, plus an additional annual fee of $2,500 for each additional committee membership. The Independent Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Officers of the Company who are directors are not paid any directors' fees but are reimbursed for expenses of attending meetings of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     Board of Directors. The Board of Directors met five times during the year ended December 31, 1999, and took action by unanimous written consent once. The Audit Committee met five times in 1999. The Executive Committee met once during 1999 and took action by unanimous written consent on 56 different times. The Compensation Committee met once during 1999 and took action by unanimous written consent once. During 1999, all members of the Board of Directors attended at least seventy-five percent of the Board meetings.

     Executive Committee. The Board of Directors has established an executive committee (the "Executive Committee"), which is authorized in the intervals between meetings of the Board of Directors to perform all of the rights and duties of the Board of Directors, except the power to declare dividends or distributions on stock, approve any merger or share exchange which does not require shareholder approval, amend the Bylaws, issue stock other than as permitted by statute, recommend to the shareholders any action that requires shareholder approval, or exercise rights delegated to the Audit Committee or Compensation Committee. The current members of the Executive Committee are Ms. Brayfield and Messrs. Mead and Francis.

     Audit Committee. The Board of Directors has established an audit committee (the "Audit Committee"), which consists of two or more directors who meet the independence requirements imposed by the New York Stock Exchange's Audit Committee Policy. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and the adequacy of the Company's internal accounting controls, considers the range of audit and non-audit fees, and reviews the Company's periodic reports to the Securities and Exchange Commission. The current members of the Audit Committee are Messrs. Bloch, Francis and Jenkins.

     Compensation Committee. The Board of Directors has established a compensation committee (the "Compensation Committee"), which consists of two directors who are non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (an "Independent Director") to determine compensation for the Company's senior executive officers and to administer the Company's 1997 Stock Option Plan. The current members of the Compensation Committee are Messrs. Francis and Jenkins. For the period ending December 31, 1999, the Compensation Committee made all decisions regarding executive compensation and administration of the 1997 Stock Option Plan. See "Executive Compensation -- Report of Compensation Committee."

     The Board of Directors of the Company does not have a nominating committee or any other committee except as set forth above.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS III DIRECTORS NOMINATED IN PROPOSAL 1.




                                   PROPOSAL 2

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

GENERAL

     The Board of Directors, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 2000. A representative of Deloitte & Touche LLP will be present at the 2000 Annual Meeting and will be given an opportunity to make a statement and answer questions. This appointment is being submitted for ratification at the 2000 Annual Meeting. If the appointment is not ratified, the appointment will be reconsidered by the Board of Directors, although the Board of Directors will not be required to appoint different independent auditors for the Company. Reconsideration by the Board of Directors could result in a delay of the appointment of independent auditors due to the difficulty and expense of the selection process.

         In the absence of instructions to the contrary, votes will be cast FOR the ratification of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 2000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000 AS DESCRIBED IN PROPOSAL 2.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each person who is a director or executive officer of the Company.


                            NAME                     AGE             POSITION
              ---------------------------------      ----  ------------------------------
              Robert E. Mead...................      53   Chairman of the Board and Chief
                                                          Executive Officer
              Sharon K. Brayfield..............      39   Director and President
              David T. O'Connor................      58   Executive Vice President -- Sales
              Thomas C. Franks.................      46   Executive Vice President --
                                                          Corporate Affairs; President of
                                                          Silverleaf Resort
                                                          Acquisitions, Inc.
              Harry J. White, Jr...............      45   Chief Financial Officer,
                                                          Treasurer
              Larry H. Fritz...................      47   Vice President -- Marketing
              Ioannis N. Gioldasis.............      49   Vice President -- Promotions
              Allen L. Hudson..................      53   Vice President -- Architecture
                                                          and Engineering Services
              Michael L. Jones ................      33   Vice President -- Information
                                                          Services
              Edward L. Lahart.................      35   Vice President -- Corporate
                                                          Operations
              Robert G. Levy...................      51   Vice President -- Resort
                                                          Operations
              David McPherson..................      37   Vice President -- Finance
              James J. Oestreich...............      59   Vice President -- Marketing
                                                          Development
              Sandra G. Cearley................      38   Secretary
              Stuart Marshall Bloch............      57   Director
              James B. Francis, Jr.............      52   Director
              Michael A. Jenkins...............      57   Director

     Robert E. Mead founded the Company, has served as its Chairman of the Board since its inception, and has served as its Chief Executive Officer since May 1990. Mr. Mead began his career in hotel and motel management and also operated his own construction company. Mr. Mead currently serves as a Trustee member of the American Resort Developers Association ("ARDA") and has over 20 years of experience in the timeshare industry, with special expertise in the areas of consumer finance, hospitality management and real estate development.

     Sharon K. Brayfield has served as the President of the Company since 1992 and manages all of the Company's day to day activities. Ms. Brayfield began her career with an affiliated company in 1982 as the Public Relations Director of Ozark Mountain Resort. In 1989, she was promoted to Executive Vice President of Resort Operations for an affiliated company and in 1991 was named Chief Operations Officer of the Company.

     David T. O'Connor has over 20 years of experience in real estate and timeshare sales and has worked periodically with Mr. Mead over the past 15 years. Mr. O'Connor has served as the Company's Executive Vice President -- Sales for the past three years and as Vice President -- Sales since 1991. In such capacities he directed all field sales, including the design and preparation of all training materials, incentive programs, and follow-up sales procedures.

     Thomas C. Franks was hired in August 1997 as President of a newly-formed, wholly-owned subsidiary of the Company, Silverleaf Resort Acquisitions, Inc. In February 1998, Mr. Franks was named as Vice President -- Investor Relations and Governmental Affairs for the Company, and in October 1998 he was named Executive Vice President--Corporate Affairs. Mr. Franks has more than 17 years of experience in the timeshare industry and is responsible for acquisitions and industry and governmental relations. Mr. Franks served as the President of ARDA from February 1991 through July 1997.

     Harry J. White, Jr. joined the Company in June 1998 as Chief Financial Officer and Treasurer and has responsibility for all accounting, financial reporting and taxation issues. From January 1995, Mr. White served as Vice President and Chief Financial Officer of Thousand Trails, Inc. Prior to that time he was a senior manager with Deloitte & Touche LLP.

     Larry H. Fritz has been employed by the Company (or an affiliated company) periodically over the past ten years and has served in various marketing management positions. Since 1991, Mr. Fritz has served as the Company's chief marketing officer, with responsibility for daily marketing operations, and currently serves as the Company's Vice President -- Marketing.

     Ioannis N. Gioldasis has been with the Company since May 1993 and currently serves as Vice President -- Promotions. Mr. Gioldasis is responsible for the design and implementation of marketing strategies and promotional concepts for lead generation in Texas and other markets. Prior to joining the Company, Mr. Gioldasis was a national field director for Resort Property Consultants, Inc.

     Allen L. Hudson joined the Company on June 1, 1998 as Vice President - Architecture and Engineering Services. Prior to joining the Company, Mr. Hudson was President and Chief Operating Officer of an architectural firm which provided consultant design and project management services to the Company from 1995 until June 1998. See "Certain Relationships and Related Transactions."

     Michael L. Jones was elected Vice President--Information Services in May 1999. Prior to that time, Mr. Jones served in various positions with the Company, including Network Manager, Payroll Manager and Director of Information Services.

     Edward L. Lahart has served as Vice President - Corporate Operations since June 1998. Prior to that time, Mr. Lahart had served in various capacities in the Credit and Collections Department since 1989.

     Robert G. Levy was appointed Vice President -- Resort Operations in March 1997 and administers the Company's Management Agreement with the Silverleaf Club. Since 1990, Mr. Levy has held a variety of managerial positions with the Silverleaf Club including Project Manager, General Manager, Texas Regional Manager, and Director of Operations. Prior thereto, Mr. Levy spent 18 years in hotel, motel, and resort management, and was associated with the Sheraton, Ramada Inn, and Holiday Inn hotel chains.

     David D. McPherson was elected Vice President--Finance in May 1999. Prior to that time, Mr. McPherson served as Director of Audit of the Company from July 1998 to May 1999 and as Director of Finance from May 1997 to July 1998. Before joining the Company, Mr. McPherson served as Chief Financial Officer of Neutral Posture Ergonomics, Inc. from May 1996 to April 1997 and as a Senior Auditor of Deloitte & Touche, LLP from September 1992 until May 1996.

     James J. Oestreich joined the Company in February 1998 as Vice President -- Marketing Development. From January 1991 to August 1995, Mr. Oestreich served as Vice President of Sales and Marketing for Casablanca Express, Inc. From August 1995 until joining the Company in 1998, Mr. Oestreich served as President of Bull's Eye Marketing, Inc., a provider of marketing services to the resort and direct sales industries. See "Certain Relationships and Related Transactions."

     Sandra G. Cearley has served as Secretary of the Company since its inception. Ms. Cearley maintains corporate minute books, oversees regulatory filings, and coordinates legal matters with the Company's attorneys.

     Stuart Marshall Bloch was elected as a Director of the Company in July 1997. Since 1972, Mr. Bloch has been a partner in the law firm of Ingersoll & Bloch, in Washington, D.C. Ingersoll & Bloch has served as general counsel to ARDA since 1972. Mr. Bloch is also currently serving as counsel to the law firm of Holland & Knight, LLC. Mr. Bloch is the founding director and a past president of the International Foundation for Timesharing. Mr. Bloch has authored numerous articles dealing with real estate law and the timeshare industry.

     James B. Francis, Jr. was elected as a Director of the Company in July 1997. During 1996, Mr. Francis' company, Francis Enterprises, Inc., served as a consultant to the Company in connection with governmental and public affairs. From 1980 to 1996, Mr. Francis was a partner in the firm of Bright & Co., which managed various business investments, including the Dallas Cowboys Football Club. Mr. Francis also serves as a director of Flashnet Communications, Inc., an internet access provider.

     Michael A. Jenkins was elected as a Director of the Company in July 1997. In 1971, Mr. Jenkins founded and became the President of Leisure and Recreation Concepts, Inc., which has planned and designed over 850 theme parks, resorts, retail areas, and major attractions worldwide. Mr. Jenkins has more than 35 years in the leisure industry and serves on the Board of Directors of Leisure and Recreation Concepts, Inc. Mr. Jenkins also serves as President of the Dallas Summer Musicals, Inc. and the Broadway Contemporary Series.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual base salary and other annual compensation earned in 1997, 1998 and 1999 by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers whose cash compensation (salary and bonus) exceeded $100,000 (the "Named Executive Officers").


                                                                                            LONG-TERM
                                                   ANNUAL COMPENSATION       ($)           COMPENSATION
                                           -------------------------------------------     ------------
                                                                                            SECURITIES
                                                                            OTHER           UNDERLYING
    NAME AND PRINCIPAL                                                      ANNUAL         OPTIONS/SARS
        POSITION                    YEAR    SALARY (a)       BONUS      COMPENSATION (b)       (#)
-------------------------           ----   ------------   ------------  ----------------   -------------
Robert E. Mead, ............        1997   $    500,000             --             --                --
  Chief Executive Officer           1998   $    500,015             --             --                --
                                    1999   $    500,011

Sharon K. Brayfield, .......        1997   $    133,101             --   $    298,761                --
  President                         1998   $    267,503   $     29,903   $    343,803           125,000
                                    1999   $    435,004   $     38,321   $    107,806            25,000

David T. O'Connor, .........        1997             --             --   $    726,310(c)        200,000
  Executive Vice                    1998             --   $    209,216   $  1,478,862(c)        100,000
  President Sales                   1999             --   $     80,259   $  1,272,648            50,000

James J. Oestreich, (d) ....        1997             --             --             --                --
  Vice President-                   1998   $    284,149   $     94,782             --           125,000
  Marketing Development             1999   $    442,832   $     31,119             --            25,000

Allen L. Hudson, (e) .......        1997             --             --             --                --
  Vice President-                   1998   $    204,326             --   $    100,000(f)         25,000
  Architecture and                  1999   $    350,000             --   $    100,000(f)          5,000
  Engineering Services

----------

(a) The amounts shown are before elective contributions by the Named Executive Officers in the form of salary reductions under the Company's
       Section 125 Flexible Benefit Plan. Such plan is available to all employees, including the Named Executive Officers.

(b) Except as otherwise noted, these amounts represent additional compensation based on sales of Vacation Intervals and other sales related criteria. See "Executive Compensation -- Employment and Noncompetition Agreements" for a discussion of other annual compensation.

(c) A portion of this amount was paid as sales commissions to Recreational Consultants, Inc., a corporation of which Mr. O'Connor is the principal. See "Certain Relationships and Related Transactions."

(d) Mr. Oestreich was not employed by the Company in 1997; therefore, no information is provided for that year.

(e) Mr. Hudson was not an employee of the Company during 1997; however, Mr. Hudson's architectural firm, Hudson & Company, Inc., did provide services to the Company during 1997 as an independent contractor. During 1997, the Company paid Mr. Hudson's firm $401,000 for providing such services. Between January 1998 and June 1998, when Mr. Hudson became a full time employee of the Company, Mr. Hudson's firm received an additional $246,000 for architectural services rendered to the Company during 1998. See "Certain Relationships and Related Transactions." During 1997, Mr. Hudson was also granted non-qualified options to purchase 10,000 shares of the Company's stock under the 1997 Stock Option Plan.

(f) Mr. Hudson was paid $100,000 in 1998 and in 1999 under his employment contract with the Company for the exclusivity of his services. See "Executive Compensation - Employment and Noncompetition Agreements" and "Certain Relationships and Related Transactions."

Employment and Noncompetition Agreements

     Effective January 1, 1997, Mr. Mead entered into a three year employment agreement with the Company which provided for an annual base salary of $500,000, use of a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The agreement terminated on December 31, 1999.

     Effective January 1, 1997, Ms. Brayfield entered into a three-year employment agreement with the Company which was amended on July 31, 1998. The amended agreement provided for an annual base salary of $435,000 plus an incentive bonus equal to .125% of the Company's net sales from Vacation Intervals, plus the use of a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The employment agreement terminated on December 31, 1999.

     Effective May 12, 1997, Mr. O'Connor entered into an employment agreement with the Company which was amended in August 1998. Pursuant to the amended agreement, Mr. O'Connor received commissions equal to 1.0% of the Company's net sales from Vacation Intervals generated by in-house sales efforts and 0.6% of the Company's net sales from Vacation Sales generated by the Company's outside sales force. Mr. O'Connor also received additional commissions based on weekly sales of upgrades and revenue per guest, the use of a company vehicle and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The agreement expired on December 31, 1999.

     In January 1998, Mr. Oestreich entered into an employment agreement with the Company which was amended in June and September 1998. See "Certain Relationships and Related Transactions." The amended agreement provides for an annual base salary of $350,000 plus bonus compensation equal to 0.1% for contracts attributable to tours under the Company's mini-vacation program and 0.2% for contracts attributable to the Company's discovery program. The agreement also provides for use of a company vehicle and other fringe benefits such as health insurance, vacations and sick leave as determined by the Board of Directors of the Company from time to time.

     In January 1998, Mr. Hudson entered into an employment agreement with the Company, pursuant to which he became an Executive Officer of the Company in May 1998. The agreement provides for Mr. Hudson's employment as Vice President of Architecture and Engineering Services for a term of four years for an annual base salary of $350,000, use of a company vehicle, and other fringe benefits such as health insurance, vacations and sick leave as determined by the Board of Directors of the Company from time to time. Mr. Hudson will also receive $500,000 to be paid over a three year period as compensation for and in consideration of the exclusivity of his services. The Company paid $200,000 of this amount in 1998 and purchased his condominium in Branson, Missouri for a purchase price of $108,000. See "Certain Relationships and Related Transactions."

     In July 1997, Thomas C. Franks entered into an employment agreement with the Company which provided for an annual base salary of $325,000, use of a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. During 1998, Mr. Franks' salary was increased to $350,000. Either party may terminate the agreement upon 30 days notice to the other; however, if the Company terminates Mr. Franks for other than "good cause," the Company shall be obligated to make a severance payment to him in an amount equal to his annual base salary. In connection with Mr. Franks employment, in August 1997, the Company purchased a house for $531,000 and leased the house to Mr. Franks for 13 months at a rental equal to (i) the Company's interest on a $418,000 mortgage loan incurred in connection with the purchase, plus (ii) insurance and taxes, which amount was approximately $3,124 per month. Mr. Franks exercised his option to purchase the house at the end of the 13-month term for $531,000, plus 8% per annum on the Company's down payment for the house ($113,000) which the Company financed at a rate of eight percent per annum. See "Certain Relationships and Related Transactions."

     In June 1998, Harry J. White, Jr. entered into an employment agreement with the Company pursuant to which Mr. White will be employed as the Chief Financial Officer of the Company. The agreement provides for an annual base salary of $200,000, use of a Company vehicle, and other fringe benefits such as health insurance, paid vacation and sick leave and other benefits as determined by the Board of Directors of the Company from time to time. The agreement may be terminated by either party with thirty days notice. In the event that Mr. White's employment is terminated without good cause, the Company is obligated to pay him an amount equal to six months of his annual base salary.

     Each of the employment agreements discussed above provides that such persons will not (i) influence any employee or independent contractor to terminate its relationship with the Company, or (ii) disclose any confidential information of the Company for a period of one year following termination of the agreement.

EMPLOYEE BENEFIT PLANS

1997 Stock Option Plan

     The Company adopted the 1997 Stock Option Plan (the "Plan") in May 1997 to attract and retain directors, officers, and key employees of the Company. The Plan was amended by the Company's shareholders at the 1998 Annual Meeting of Shareholders to increase the number of options which may be granted under the Plan to 1,600,000 and to modify the number of outside directors who, as members of the Compensation Committee, may administer the Plan. The following is a summary of the provisions of the Plan. This summary does not purport to be a complete statement of the provisions of the Plan and is qualified in its entirety by the full text of the Plan.

     The purpose of the Plan is to afford certain of the Company's directors, officers and key employees and the directors, officers and key employees of any subsidiary corporation or parent corporation of the Company who are responsible for the continued growth of the Company, an opportunity to acquire a proprietary interest in the Company, and thus to create in such directors, officers and key employees an increased interest in and a greater concern for the welfare of the Company. The Company, by means of the Plan, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions. The Plan provides for the award to directors, officers, and key employees of nonqualified stock options and provides for the grant to salaried key employees of options intended to qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has filed a Registration Statement to register such shares.

     Nonqualified stock options provide for the right to purchase common stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). "Fair market value" per share shall be deemed to be the average of the high and low quotations at which the Company's shares of common stock are sold on a national securities exchange, or if not sold on a national securities exchange, the closing bid and asked quotations in the over-the-counter market for the Company's shares on such date. If no public market exists for the Company's shares on any date on which the fair market value per share is to be determined, the Compensation Committee shall, in its sole discretion and best, good faith judgment, determine the fair market value of a share. Nonqualified stock options may be granted for any term and upon such conditions determined by the Compensation Committee.

     Incentive stock options are designed to comply with the provisions of the Code and are subject to restrictions contained therein, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term; however, incentive stock options granted to any person owning more than 10% of the voting power of the stock of the Company shall have exercise prices equal to at least 110% of the fair market value of the common stock on the grant date and shall not be exercisable after five years from the date the option is granted. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such Incentive Options shall be treated as Non-Qualified Options.

     The Plan may either be administered by the Compensation Committee or the Board of Directors which selects the individuals to whom options are to be granted and determines the number of shares granted to each optionee. For the period ending December 31, 1999, the Compensation Committee and the Board of Directors made all decisions concerning administration of the Plan. See "Executive Compensation -- Report of Compensation Committee."

     An optionee may exercise all or any portion of an option that is exercisable by providing written notice of such exercise to the Corporate Secretary of the Company at the principal business office of the Company, specifying the number of shares to be purchased and specifying a business day not more than fifteen days from the date such notice is given, for the payment of the purchase price in cash or by certified check. Options are not transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised only by the optionee.

     The following are the federal tax rules generally applicable to options granted under the Plan. The grant of a stock option will not be a taxable event for the participant nor a tax deduction for the Company. The participant will have no taxable income upon exercising an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (except that the alternative minimum tax may apply). Upon exercising a stock option that is not an incentive option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date and the Company receives a tax deduction equal to the amount of ordinary income recognized by the participant. The tax treatment upon disposition of shares of the Company's Common Stock acquired under the Plan through the exercise of a stock option will depend on how long such shares have been held, and on whether or not such shares were acquired by exercising an incentive stock option.

    An option shall terminate upon termination of the directorship, office or employment of an optionee with the Company or its subsidiary, except that if an optionee dies while serving as a director or officer or while in the employ of the Company or one of its subsidiaries, the optionee's estate may exercise the unexercised portion of the option. If the directorship, office or employment of an optionee is terminated by reason of the optionee's retirement, disability, or dismissal other than "for cause" while such optionee is entitled to exercise all or any portion of an option, the optionee shall have the right to exercise the option, to the extent not theretofore exercised, at any time up to and including
(i) three months after the date of such termination of directorship, office or employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) one year after the date of termination of directorship, office, or employment in the case of termination by reason of disability. If an optionee voluntarily terminates his directorship, office or employment, or is discharged for cause, any option granted shall, unless otherwise specified by the Compensation Committee pursuant to the terms and condition of the grant of the option, forthwith terminate with respect to any unexercised portion thereof. All terminated options shall be returned to the Plan and shall be available for future grants to other optionees.

     The Plan will terminate on May 15, 2007 (the "Termination Date"), the tenth anniversary of the day the Plan was adopted by the Board of Directors of the Company and approved by its shareholders. Any options granted prior to the Termination Date and which remain unexercised may extend beyond that date in accordance with the terms of the grant thereof.

     Under the Plan, the Board of Directors of the Company reserves the right to exercise the powers and functions of the Compensation Committee. Also, the Board of Directors reserves the right to amend the Plan at any time; however, the Board of Directors may not, without the approval of the shareholders of the Company (i) increase the total number of shares reserved for options under the Plan (other than for certain changes in the capital structure of the Company),
(ii) reduce the required exercise price of any incentive stock options, or (iii) modify the provisions of the Plan regarding eligibility.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

    The following table contains information concerning the grant of stock options under the Plan made during the year ended December 31, 1999 to the Named Executive Officers. The table also lists potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options which are set for a maximum of ten years. No options were exercised during 1999 by any of the Named Executive Officers.




                                         INDIVIDUAL GRANTS                                     POTENTIAL
                              ---------------------------------------                      REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL
                              NUMBER OF  PERCENT OF TOTAL                                     RATE OF SHARE
                             SECURITIES   OPTIONS GRANTED   EXERCISE                       PRICE APPRECIATION
                             UNDERLYING        TO           OR BASE                   (IN THOUSANDS OF DOLLARS)(b)
                              OPTIONS     EMPLOYEES IN     PRICE PER    EXPIRATION    ---------------------------
         NAME                GRANTED(a)    FISCAL YEAR       SHARE          DATE          5%            10%
-------------------------    ----------    ----------     ----------    ----------    ------------  -------------
Robert E. Mead ..........            --            --             --            --            --            --
Sharon K. Brayfield .....        25,000           8.7%    $   7.3125      11/19/09    $      298    $      474
David T. O'Connor .......        50,000          17.3%    $   7.3125      11/19/09    $      596    $      948
James C. Oestreich ......        25,000           8.7%    $   7.3215      11/19/09    $      298    $      474
Allen L. Hudson .........         5,000           1.7%    $   7.3125      11/19/09    $        6    $       95

----------

     (a) These options will vest in four equal increments on the first, second, third and fourth anniversaries of the date of the grant.

     (b) The potential realizable value (in thousands of dollars) is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. The rates of appreciation shown in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.



Options/SARs Exercises and Year-End Value Table.

                                                               NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                             SHARES                                OPTIONS/SARS AT          MONEY OPTIONS/SARS AT FISCAL
                           ACQUIRED ON                          FISCAL YEAR-END(#)(a)                 YEAR-END($)(a)
                             EXERCISE         VALUE        -------------------------------   -------------------------------
        NAME                   (#)          REALIZED($)     EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------  --------------   --------------   --------------   --------------   --------------   --------------
Robert E. Mead ........              --               --               --               --               --               --
Sharon K. Brayfield ...              --               --           31,150          118,850               --               --
David T. O'Connor .....              --               --          125,000          225,000               --               --
James J. Oestreich ....              --               --           62,500           93,750               --               --
Allen L. Hudson .......              --               --           11,250           28,750               --               --

----------

     (a) The Unexercised Options of the Named Executive Officers were not in-the-money at fiscal year end; therefore, the options had no value as of December 31, 1999.


     Section 162(m) Limitation. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, the shareholders.

     Discretionary Performance Awards. Performance awards, including bonuses, may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements or performance criteria and will be paid in cash.

     401(k) Plan. Effective January 1, 1999, the Company established the Silverleaf Resorts, Inc. 401(k) Plan (the "401(k) Plan"), a qualified defined contribution retirement plan covering employees 21 years of age or older who have completed one year of service. The Plan allows eligible employees to defer receipt of up to 15% of their compensation and contribute such amounts to various investment funds. The employee contributions vest immediately. Other than normal costs of administration, the Company has no obligation to make any payments under the 401(k) Plan.

REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

     The Board of Directors formed the Compensation Committee in July 1997 following the completion of the Company's initial offering of stock (the "Initial Public Offering") in June 1997. Prior to the Initial Public Offering, Mr. Mead and Ms. Brayfield constituted the entire Board of Directors of the Company, and they approved all executive compensation agreements until the Board was enlarged to add three outside directors in July 1997 following the Initial Public Offering. There are no "interlocks" (as defined by the rules of the Commission) with respect to any members of the Compensation Committee. During 1999, the Compensation Committee consisted of two members, Messrs. Francis and Jenkins, who are non-employee, independent directors. For the period ending December 31, 1999, all decisions concerning executive compensation and administration of the Company's 1997 Stock Option Plan were made by the Compensation Committee. Additionally, the Committee also reviews and makes recommendations to the Board of Directors for the approval of all material employee benefit plans, benefit and compensation structures for directors, and oversees the criteria for performance based compensation. In acting upon these matters, the Committee considers, among other information, recommendations from the Chief Executive Officer and the President of the Company. The Board of Directors has final approval authority over all matters considered by the Committee other than the administration of and the issuance of stock option grants under the Company's 1997 Stock Option Plan.

Report of Compensation Committee

     Incorporation by Reference. The report of the Compensation Committee shall not be deemed incorporated by reference by a general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

General Compensation Policies

     The Company's compensation program for executive officers is designed to attract, motivate, and retain qualified individuals having the skills, experience, and leadership necessary to manage the Company's present and future business in a manner consistent with the interests of the shareholders. Accordingly, the Company strives to provide compensation opportunities, including current compensation and short and long-term incentive awards, that are externally competitive and internally equitable. Because of the Company's recent and anticipated growth in sales and its need to attract executives having the skills necessary to build and manage a large business organization, the Company attempts to establish compensation opportunities at levels that are competitive not only with those of other companies of the same size in the Company's industry, but also with those of larger companies in the same and related industries with whom the Company believes it must compete for executive talent. The Company strives to establish short and long-term compensation opportunities that create compatibility between the interests of the Company's executives and the interests of the Company's shareholders.

Executive Compensation Components

     The Company's compensation program for its executive officers consists of three principal components: (i) a base annual salary; (ii) a performance-based annual cash bonus; and (iii) stock options. The Company believes that the cash bonus and stock option components of the Company's executive compensation provide short and long-term incentives that align the interests of the Company's executive officers with the interests of its shareholders.

     The Committee strives to set base salaries and bonus compensation at levels necessary to attract and retain executive officers with skill and experience needed by the Company in light of its current and anticipated business activities. For the most recent fiscal year, the base salary and maximum cash bonus opportunity for each of the Company's executive officers (including the Named Executive Officers) were documented in an employment agreement that was negotiated with each executive. See "Executive Officers -

Employment Agreements." The employment agreements for the Named Executive Officers except Mr. Oestreich and Mr. Hudson were originally negotiated before the completion of the Company's Initial Public Offering and the formation of the Committee, based upon management's discussion with the Company's underwriters and its historic compensation policies. Each executive employment agreement generally provides for a minimum annual salary.

     Factors considered during 1999 in setting compensation were primarily subjective, such as the perceptions of the individual's performance, any planned change in functional responsibility, and other factors which evidenced contributions to the Company's long-term sales growth and profit objectives. While the rapid growth in the Company's sales of vacation ownership intervals was taken into consideration, a mix of objective factors, such as comparisons with an identified industry peer group were not considered in setting executive officer compensation.

     At the beginning of 1998, Ms. Brayfield and Mr. O'Connor had written employment agreements with the Company which were entered into prior to the Initial Public Offering and had three year terms. At the time of the Initial Public Offering, the Compensation Committee's and the Board's preference was to emphasize, where appropriate, performance based incentive compensation over base salary. The Compensation Committee and the Board of Directors believe that these contractual incentive compensation arrangements, which are measured by strategic elements of the Company's marketing and sales performance, benefit the Company and are consistent with the Compensation Committee's and the Board's preference to emphasize performance based incentive compensation over base salary for certain key employees. While the Compensation Committee continues to prefer performance based compensation, during 1998, it recognized that the significant growth in the Company's revenues due to increased sales of Vacation Intervals required adjustments to the compensation plans of Ms. Brayfield and Mr. O'Connor. In May and August 1998, the employment agreements with Ms. Brayfield and Mr. O'Connor were modified to reduce the percentage of performance based incentive while continuing to provide fair and adequate compensation to each officer. The agreements with Ms. Brayfield and Mr. O'Connor expired on December 31, 1999. The Company will continue to compensate each officer in accordance with the salary structure in place at the time that his or her employment agreement terminated.

     During 1999, Ms. Brayfield was paid an annual base salary of $435,000, plus incentive-based compensation equal to 0.125% of the Company's net sales of vacation intervals, determined on a weekly basis. Ms. Brayfield was also awarded options to purchase 25,000 shares of common stock at an exercise price of $7.3125 per share. The options will vest over a four-year period.

     During 1999, Mr. O'Connor received no base salary but was compensated solely upon incentive-based formulas related to the Company's sales revenues. Mr. O'Connor received compensation equal to 1.0% of sales generated through the Company's internal sales efforts and 0.6% of the Company's net sales generated by the Company's outside sales force. During 1999, Mr. O'Connor was awarded options to purchase 50,000 shares of common stock at an exercise price of $7.3125 per share. The options will vest over a four-year period.

     Mr. Oestreich's compensation plan was negotiated as a part of the Company's purchase of a corporation owned by him. In 1998, the Company completed the purchase of Bull's Eye Marketing, Inc., a California corporation, and hired Mr. Oestreich to serve as Vice President - Marketing Development. His original employment agreement provided for an annual base salary of $300,000, plus certain incentive based compensation. Effective January 1, 1999, the agreement was amended to provide for incentive based compensation equal to 0.075% of all sales attributable to the Company's outside sales force in lieu of the percentages on the mini-vacation and discovery programs. This modification was made solely to more accurately tie Mr. Oestreich's compensation to the sales programs under his direction. During 1999, Mr. Oestreich was awarded options to purchase 25,000 shares of common stock at an exercise price of $7.3125 per share. The options will vest over a four-year period.

     Mr. Hudson was hired by the Company in 1998 to serve as Vice-President - Architecture and Engineering; however, Mr. Hudson had provided similar services to the Company as an outside consultant since 1995. The term of his employment contract is four years. In setting Mr. Hudson's compensation, consideration was given to a number of factors, including the value to the Company of having Mr. Hudson in-house on a full-time basis to supervise the rapid growth of the Company's development and construction programs. Among other things, Mr. Hudson agreed to give up his existing architectural and engineering consulting practice, relocate to the Company's headquarters, and devote his exclusive professional services to the Company. In return, Mr. Hudson receives an annual salary of $350,000 from the Company. Mr. Hudson received additional compensation for the exclusivity of his services equal to $200,000 in 1998 and $100,000 in 1999. Mr. Hudson will receive $100,000 for the exclusivity of his services during 2000. See "Certain Relationships and Related Transactions." During 1999, Mr. Hudson was awarded options to purchase 5,000 shares of common stock at an exercise price of $7.3125 per share. The options will vest over a four-year period.

     Because there were no formal compensation policies for laterally hired executives in place during 1999, the Compensation Committee determined the compensation levels of newly hired executive officers based generally on their qualifications and prior experience and their perceived value to the Company.

     In addition to the incentive compensation formulas used to remunerate certain key executive officers, all executive officers are eligible for consideration for discretionary bonuses. These bonuses are optional and based solely on performance of the individual and his or her contribution towards achieving corporate objectives.

     The Company established the Plan to enable executive officers, other key employees, Independent Directors and others to participate in the ownership of the Company. The Plan is designed to attract, maintain, and provide incentives to participants. As of March 13, 2000, options for 1,479,500 shares were outstanding. These options were granted to individuals based primarily upon the desirability of providing additional incentives to work to increase share value and the potential for the individuals' contributions to affect the Company's performance. For the year ended December 31, 1999, Ms. Brayfield and Mr. Oestreich were each granted 25,000 options, Mr. O'Connor was granted 50,000 options, and Mr. Hudson was granted 5,000 options. Mr. Mead was not awarded any options.

     A final component of total compensation for executive officers is Company benefits and perquisites generally consisting of the furnishing of company vehicles for all of the named Executive Officers and customary group life and health benefits.

     Compensation of the CEO during 1999. Mr. Mead's base salary of $500,000 per year was not modified in 1999. This amount was established in May 1997, prior to the Company's initial public offering of stock. Mr. Mead received no incentive-based compensation during 1999, and none was provided for in his employment agreement which terminated on December 31, 1999.

     During 1999, the Company's total revenues increased from approximately $160 million for the year ended December 31, 1998 to approximately $230 million for the year ended December 31, 1999 an increase of approximately 43.5%. During the same period, net income increased from approximately $18.3 million to $19.3 million, an increase of approximately 4.9%. Under the terms of Mr. Mead's employment agreement, he is entitled to certain other fringe benefits which may be determined by the Board of Directors. While the Company's operating results for the period ending December 31, 1999 improved over those for the period ending December 31, 1998, Mr. Mead was not awarded any options nor granted a bonus for his 1999 performance as CEO of the Company.

     Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid to the Named Executive Officers that is in excess of $1 million unless such compensation is "performance based compensation" or qualifies under other exceptions. The compensation earned by the Named Executive Officers was not exempt from the Section 162(m) limitation, and as a result, approximately $253,000 of the compensation earned by Mr. O'Connor during 1999 will be nondeductible. The Committee may from time to time authorize other awards that will give rise to a loss of deduction under Section 162(m) should it determine that the payment of such compensation is in the best interests of the Company.

                                                 By the Compensation Committee,

                                                          James B. Francis, Jr.
                                                          Michael A. Jenkins


                             STOCK PERFORMANCE GRAPH

     The Stock Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

     Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock since initiation of trading of the Company's Common Stock on June 6, 1997 to (a) the S&P 500 Index, a broad equity market index and
(b) the Russell 2000 Index, an index that measures the performance of stocks with small to medium-small market capitalization. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.

     The Company has chosen the Russell 2000 Index as an index of issuers with similar market capitalization because the Company does not believe it can reasonably identify a peer group or applicable published industry or line-of-business index. Only a few other publicly held companies engage in the Company's line of business -- the sale of vacation ownership intervals. Prominent among this limited group are The Walt Disney Company, Hilton Hotels Corporation and Marriott International Inc. which are (i) diversified, with far less than 50% of their respective revenues attributable to vacation ownership interval sales, and (ii) substantially larger than the Company in terms of revenue, assets and market capitalization. There are a few other public companies engaged principally in the Company's line of business, including Sunterra Corporation, Fairfield Communities, Inc. and other companies that became public during 1996 or 1997. Because all of these companies (except Fairfield) have a very recent status as public companies, the Company concluded that there was not a sufficient body of reliable market data for the Company to use as a comparison peer group. Because of the foregoing factors, the Company elected to compare the performance of its stock to the S&P Index and the Russell 2000 Index.

     The graph assumes $100 was invested at the Initial Public Offering price of $16.00 per share on June 6, 1997 (the date of initiation of trading of the Company's Common Stock) in stock of the Company, the S&P 500 and the Russell 2000 and assumes dividends are reinvested.

COMPARISON OF QUARTERLY CUMULATIVE TOTAL RETURN OF COMPANY COMMON STOCK WITH THE S&P 500 INDEX AND THE RUSSELL 2000 INDEX.


                                     SILVERLEAF
              MEASUREMENT PERIOD     RESORTS INC.
             (FISCAL YEAR COVERED)      ("SVR")    S&P 500    RUSSELL 2000
                   06/06/97              100         100          100
                   06/30/97               96         104          104
                   09/30/97              143         112          120
                   12/31/97              153         116          116
                   03/31/98              150         132          127
                   06/30/98               95         136          124
                   09/30/98               63         122           99
                   12/31/98               58         149          115
                   03/31/99               50         156          106
                   06/30/99               40         167          124
                   09/30/99               39         157          114
                   12/31/99               45         180          116


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1997, Mr. Mead entered into a lease agreement with the Company which granted him the exclusive right to use approximately 500 acres adjoining one of the Company's resort properties for hunting purposes. This land is subject to deed restrictions which prohibit the construction of new units, and most of this land is located in a flood plain. The land will remain available to Silverleaf Owners for hiking and nature trails. In exchange for these lease rights, Mr. Mead agreed to pay the annual property taxes on this land which are estimated at approximately $5,000. This lease agreement has a ten-year term and may be renewed by Mr. Mead for four additional ten-year terms.

     In connection with the Initial Public Offering in June 1997, the Company entered into a Registration Rights Agreement with Mr. Mead with respect to 7,625,000 of his shares of Common Stock.

     Mr. Bloch serves as counsel to the law firm of Holland & Knight, LLC. The Company has retained the services of Holland & Knight for limited purposes.

     In August 1997, subject to the employment agreement with Mr. Franks, the Company purchased a house for $531,000 and leased the house, with an option to purchase, to Mr. Franks for 13 months at a rental rate equal to the Company's expense for interest, insurance and taxes which was approximately $3,000 per month. In September 1998, Mr. Franks exercised his option to purchase the house at the end of the lease for $531,000. The Company holds a second lien on the house for approximately $44,000, which is still owed to the Company by Mr. Franks at 8% per annum.

     Pursuant to the terms of Mr. Hudson's employment agreement, the Company paid Mr. Hudson $100,000 in consideration of the exclusivity of his services during 1999.

     For information concerning employment agreements with certain officers see "Employment and Noncompetition Agreements."

                             AUDIT COMMITTEE REPORT

     In May 1999, the Board of Directors adopted the Audit Committee Charter (the "Charter"), attached hereto as "Annex A," to make certain that the Audit Committee of the Board of Directors is composed of independent members who have sufficient training and expertise in financial reporting and management to ensure that the Company implements sound accounting policies and procedures. The Charter also promotes the free exchange of information among the Board, the Company's independent auditor and its internal auditor. The Audit Committee shall consist of a minimum of two independent directors. Members shall be characterized as "independent directors" in accordance with the New York Stock Exchange rules if they are free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. Additionally, the members of the Audit Committee should have a working familiarity with basic finance and accounting practices, a background in accounting or a related financial expertise in finance or accounting, or any other comparable experience or background which results in the member's financial sophistication and ability to fulfill financial oversight responsibilities.

     In furtherance of the Audit Committee's responsibilities as set forth in the Charter, in May 1999, the Audit Committee met with members of management of the Company and representatives of Deloitte & Touche, LLP, the Company's independent certified public accountants, to discuss the overall scope and cost of the audit of the Company's financial statements for the year ended December 31, 1999. The Audit Committee also met with members of management of the Company and Deloitte & Touche in February 2000 to review the results of the 1999 audit. The Committee discussed with Deloitte & Touche, the matters required to be discussed by Statements on Auditing Standards No. 61, including information regarding that firm's independence as required by Independence Standards Board Standard No. 1.

Based upon the Audit Committee's discussions with management and Deloitte & Touche, the Audit Committee recommended to the Board of Directors that the audited financial statements for 1999 be included in the Company's Annual Report to the SEC on Form 10-K.

                                                By the Audit Committee,

                                                        Stuart Marshall Bloch
                                                        James B. Francis, Jr.
                                                        Michael A. Jenkins

                            OTHER MATTERS AT MEETING

     The Board of Directors does not know of any matters to be presented at the 2000 Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 2000 Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.


                    UNDERTAKING TO PROVIDE COPY OF FORM 10-K

     THE ANNUAL REPORT FOR THE COMPANY FOR 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, BUT EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO THE CORPORATE SECRETARY OF THE COMPANY. ALL SUCH REQUESTS SHOULD BE DIRECTED TO SANDRA G. CEARLEY, SECRETARY, SILVERLEAF RESORTS, INC., 1221 RIVER BEND DRIVE, SUITE 120, DALLAS, TEXAS 75247.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 2001 Annual Meeting of Shareholders. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 and must be received no later than December 31, 2000. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.


By Order of the Board of Directors,



SANDRA G. CEARLEY
Secretary

Dallas, Texas
March 31, 2000

                                                                         ANNEX A

                            SILVERLEAF RESORTS, INC.
                              AMENDED AND RESTATED
                             AUDIT COMMITTEE CHARTER

                                    ARTICLE I
                                  ORGANIZATION

     1.1 The Board of Directors shall establish an Audit Committee composed of independent members of the Board of Directors who have sufficient training and expertise in financial reporting and management to ensure that the Company has implemented sound accounting policies and procedures. The Audit Committee shall also promote the free exchange of information among the Board, the Company's independent auditor and its internal auditor.

     1.2 The Audit Committee shall consist of a minimum of three independent directors. Members shall be characterized as "independent directors" if they are "free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member." See NYSE Listed Company Manual, Section 303.00. Directors who are affiliates of the Company, or officers or employees of the Company or any of its subsidiaries, are not considered independent. Former officers of the Company or any of its subsidiaries may be qualified to serve as members of the Audit Committee despite continued pension or deferred compensation from the Company if, in the opinion of the Board of Directors, such person will exercise independent judgment and will materially assist the function of the committee. Former officers may not comprise the majority of the Audit Committee.

     1.3 The members of the Audit Committee should have a working familiarity with basic finance and accounting practices, a background in accounting or a related financial expertise in finance or accounting, or any other comparable experience or background which results in the individual's financial sophistication and ability to fulfill financial oversight responsibilities.

                                   ARTICLE II
                               STATEMENT OF POLICY

     2.1 The function of the Audit Committee shall be to assist the Board of Directors in fulfilling its responsibilities to shareholders. The primary duties and responsibilities of the Audit Committee are to:

     A. Serve as an independent and objective body to monitor the Company's financial reporting process and internal controls system.

     B. Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

     C. Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

                                   ARTICLE III
                                RESPONSIBILITIES

     3.1 In fulfilling its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board of Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     3.2 In carrying out these responsibilities, the Audit Committee will be responsible for the following:

     A.   CONTINUOUS ACTIVITIES--GENERAL

          1. Provide an open avenue of communication between the independent auditor, internal auditor, and the Board of Directors.

          2. Meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

          3. Confirm and assure the independence of the independent auditor and the objectivity of the internal auditor.

          4. Review with the independent auditor and the internal auditor, the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

          5. Inquire of management, the independent auditor, and the internal auditor about significant risks or exposures and assess the steps management has to take to minimize such risk to the Company.

          6. Consider and review with the independent auditor and the internal auditor:

               (a)  The adequacy of the Company's internal controls.

               (b) Related findings and recommendations of the independent auditor and internal auditor together with management's responses.

          7. Consider and review with management, the internal auditor and independent auditor:

               (a) Significant findings during the year, including the status of previous audit recommendations.

               (b) Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information.

               (c) Any changes required in the planned scope of the internal audit plan.

          8. Meet periodically with the independent auditor, the internal auditor and management to discuss any matters that these groups believe should be discussed with the Audit Committee.

          9. Report periodically to the Board of Directors on significant results of the foregoing activities.

          10. Instruct the independent auditor that the Board of Directors, as the shareholders' representative, is the auditor's client.

     B.   CONTINUOUS ACTIVITIES--RE: REPORTING SPECIFIC POLICIES

          1. Advise management and the independent auditor they are expected to provide a timely analysis of significant current financial reporting issues and practices.

          2. Provide that management and the independent auditor discuss with the Audit Committee their qualitative judgements about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

          3. Inquire as to the auditor's independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.

          4. Inquire as to the auditor's views about whether management's choices of accounting are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minority practices.

          5. Determine, as regards to new transactions or events, the auditor's reasoning of the appropriateness of the accounting principles and disclosure practices adopted by management.

          6. Assure that the auditor's reasoning is described in determining the appropriateness of charges in accounting principles and disclosure practices.

          7. Inquire as to the auditor's views about how the Company's choices of accounting principles and disclosure practices may affect the shareholders.

     C.   SCHEDULED ACTIVITIES

          1. Recommend the selection of the independent auditor for approval by the Board of Directors and ratification by the shareholders, approve the compensation of the independent auditor, and review and approve the discharge of the independent auditor.

          2. Consider, in consultation with the independent auditor, the internal auditor, and management, the audit scope and plan of the independent auditor and the internal auditor.

          3. Review with management and the independent auditor the results of annual audits and related comments including:

               (a) The independent auditor's audit of the Company's financial statements, accompanying footnotes and its report thereon.

               (b) Any significant changes required in the independent auditor's audit plans.

               (c) Any difficulties or disputes with management encountered during the course of the audit.

               (d) Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards.

          4. Review the reports filed by the Company with the Securities and Exchange Commission.

          5. Arrange for the independent auditor to be available to the full Board of Directors at least annually to help provide a basis for the board to recommend to the shareholders the appointment of the auditor.

          6. Assure that the auditor's reasoning is described in accepting or questioning significant estimates by management.

          7. Review and update, if appropriate, the Audit Committee's Charter annually.

     D.   "WHEN NECESSARY" ACTIVITIES

          1. Review and approve requests for any management consulting engagement to be performed by the Company's independent auditor and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

          2. Review periodically with general counsel legal and regulatory matters that may have a material impact on the Company's financial statements, compliance policies and programs.

          3. Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

     Amended and Restated by the Audit Committee effective as of February 22, 2000.

                                  /s/  Stuart Marshall Bloch
                                 -------------------------------------------
                                 Stuart Marshall Bloch

                                 /s/   James B. Francis, Jr.
                                 -------------------------------------------
                                 James B. Francis, Jr.

                                 /s/   Michael A. Jenkins
                                 -------------------------------------------
                                 Michael A. Jenkins

     As Approved by the Board of Directors effective as of February 22, 2000.

                                 /s/   Sandra G. Cearley
                                 -------------------------------------------
                                 Sandra G. Cearley, Secretary

                            SILVERLEAF RESORTS, INC.

                 PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Silverleaf Resorts, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of 2000 Annual Meeting of Shareholders and Proxy Statement and hereby appoints Sharon K. Brayfield and Stuart Marshall Bloch as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of the Common Stock of Silverleaf Resorts, Inc. held of record by the undersigned on March 13, 2000 at the 2000 Annual Meeting of Shareholders to be held May 9, 2000 or at any adjournment or postponement thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                            o FOLD AND DETACH HERE o

                                                                                                                   PLEASE MARK
                                                                                                                YOUR VOTE AS  [X]
                                                                                                                   INDICATED IN
                                                                                                                   THIS EXAMPLE


1. ELECTION OF CLASS III DIRECTORS      NOMINEES: ROBERT E. MEAD, JAMES B. FRANCIS, JR.       2. RATIFICATION OF THE APPOINTMENT OF
                                                                                                 DELOITTE & TOUCHE LLP AS THE
                                                                                                 INDEPENDENT ACCOUNTANTS OF THE
                                                                                                 CORPORATION.

   FOR THE NOMINEES        WITHHOLD       -------------------------------------------------        FOR      AGAINST    ABSTAIN
 LISTED TO THE RIGHT       AUTHORITY            For all nominees except as noted above             [ ]        [ ]        [ ]
                        to vote for the
                        nominees listed
                         to the right

        [ ]                   [ ]

3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                                                 PLEASE MARK, SIGN, DATE AND RETURN
                                                                                                 THIS PROXY PROMPTLY USING THE
                                                                                                 ENCLOSED ENVELOPE.



Signature                                  Signature                                            Date
          --------------------------------           ------------------------------------------     ---------------------------
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                            o FOLD AND DETACH HERE o